Exhibit 99.1

FOCUS Enhancements Announces Sale of Common Stock

- $3.3 Million Gross Proceeds in Equity Financing -

Campbell, Calif. — November 4, 2005 - FOCUS Enhancements, Inc. (NASDAQ CM: FCSE), announced it has obtained a commitment for $3.3 million in gross proceeds through an equity private placement. FOCUS Enhancements will issue approximately 5.0 million shares of its common stock at $0.66 per share to certain institutional investors, along with warrants to purchase an additional 1.25 million shares of its common stock at an exercise price of $0.85 per share. Such warrants will be exercisable for 5 years from the date of grant.

In addition, the company has agreed to pay placement agent fees totaling 8 percent of the total amount raised and warrants to purchase its common stock totaling 10 percent of the shares issued in connection with the financing.

The securities issued in the private placement were not registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements of the Securities Act. FOCUS Enhancements has agreed to file a registration statement covering public re-sales of the shares issued and the shares issuable in the future upon the exercise of the warrants. The registration requirement includes that the company file an initial registration statement with the Commission within 45 days of closing and receive an effectiveness order on that registration statement within 120 days of closing to avoid incurring additional cash penalty fees.

Safe Harbor Statement

Statements in this press release which are not historical including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include the risk factors specified in the company’s Form 10-K/A for the year ended December 31, 2004, Form 10-Q/A for the six months ended June 30, 2005 and other filings with the SEC. These statements are based on information as of November 4, 2005 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FOCUS Enhancements Investors:

Kirsten Chapman / David Barnard, CFA

Lippert/Heilshorn & Assoc.

(415) 433-3777